                         STERLING FINANCIAL CORPORATION
                            POSTS INCREASED EARNINGS

        LANCASTER, PA (July 24, 2001) - Sterling Financial Corporation (NASDAQ:SLFI). Sterling Financial Corporation announced increased earnings for the quarter and six months ended June 30, 2001.

        Sterling's basic and diluted earnings per share increased 5.0%, totaling $.42 for the quarter ended June 30, 2001 as compared to $.40 in 2000. Net income was $5,238,000 for the quarter ended June 30, 2001, an increase of $253,000, or 4.8%, over 2000 net income of $4,985,000.

        For the six months ended June 30, 2001, basic earnings per share increased 3.9%, totaling $.80 in 2001, versus $.77 in 2000. Diluted earnings per share totaled $.79 for the six months ended June 30, 2001, as compared to $.77 in 2000. Net income for the six-months ended June 30, 2001 totaled $9,982,000, an increase of $318,000, or 3.3%, over 2000 net income of $9,664,000.

        Sterling's assets increased to $1,786,962,000 at June 30, 2001, an increase of 8.9% from $1,640,982,000 at June 30, 2000. Loans increased from $1,015,070,000 at June 30, 2000, to $1,067,091,000 at June 30, 2001, an increase of 5.1%. The growth in loans was funded with a 7.7% increase in deposits, which totaled $1,471,657,000 at June 30, 2001.

        John E. Stefan, Chairman, President and Chief Executive Officer noted, "During the second quarter of 2001, Sterling began to see improvement in its net interest income. This improvement is a direct result of the growth we have experienced in interest earning assets, combined with lower funding costs that have resulted from the cumulative 275 basis point reduction in interest rates since the beginning of the year. The increase in net interest income complements our continued growth in noninterest income which has experienced 9.2% growth for the six months ended 2001 over the comparable period in 2000."

        Stefan added, "We are also pleased to announce that during the second quarter, Bank of Lancaster County and Bank of Hanover successfully completed core processing conversions. We are excited about our new system and the enhanced service and delivery features it offers for our customers, as well as the efficiencies we expect to achieve through centralized processing."

        Sterling Financial Corporation presently operates 49 banking locations in south central Pennsylvania and northern Maryland, through its financial affiliates, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, and the First National Bank of North East and Bank of Lebanon County.

        This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Sterling's filings with the Securities and Exchange Commission.

        Contact:  John E. Stefan, Chairman, President and CEO (717) 581-6030.

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STERLING FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       Six Months Ended June 30,
                                                         2001            2000
                                                         ----            ----
EARNINGS
      Interest income                                 $   58,529     $   54,669
      Interest expense                                    30,580         27,100
      Net interest income                                 27,949         27,569
      Provision for loan losses                              797            290
      Noninterest income                                  19,651         17,993
      Securities gains                                     1,920            523
      Noninterest expense                                 35,913         33,025
      Net income                                           9,982          9,664

PER SHARE DATA
      Basic earnings per share                        $     0.80     $     0.77
      Diluted earnings per share                            0.79           0.77
      Dividends per share                                   0.38           0.37
      Book value per realized share                        11.32          10.74

PERIOD-END BALANCES
      Securities                                      $  489,145     $  446,527
      Loans                                            1,067,091      1,015,070
      Allowance for loan losses                           11,205         12,108
      Total assets                                     1,786,962      1,640,982
      Deposits                                         1,471,657      1,365,791
      Borrowed funds                                     134,987        129,500
      Stockholders' equity                               148,757        126,503

RATIOS
      Return on average assets                              1.16%          1.22%
      Return on average realized equity                    14.51%         14.70%
      Allowance for loan losses to total loans              1.05%          1.19%
      Allowance for loan losses to
         nonperforming loans                                 112%           245%
      Nonpeforming loans to total loans                     0.94%          0.49%

STERLING FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         Quarter Ended June 30,
                                                           2001           2000
                                                           ----           ----
EARNINGS
      Interest income                                    $29,193        $27,835
      Interest expense                                    14,949         14,063
      Net interest income                                 14,244         13,772
      Provision for loan losses                              495            140
      Noninterest income                                  10,136          9,353
      Securities gains                                     1,441            263
      Noninterest expense                                 18,553         16,646
      Net income                                           5,238          4,985

PER SHARE DATA
      Basic earnings per share                           $  0.42        $  0.40
      Diluted earnings per share                            0.42           0.40
      Dividends per share                                  0.190          0.185

RATIOS
      Return on average assets                              1.19%          1.24%
      Return on average realized equity                    15.01%         15.04%